Exhibit 99.1

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN ENERGY PARTNERS INCREASES QUARTERLY DISTRIBUTION TO $0.79; REPORTS RECORD NET INCOME

HOUSTON, Oct. 19, 2005 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.79 ($3.16 annualized) from $0.78 per unit. Payable on Nov. 14, 2005, to unitholders of record as of Oct. 31, 2005, the distribution represents an 8 percent increase over the third quarter 2004 cash distribution per unit of $0.73 ($2.92 annualized). This is the 12th consecutive quarter in which KMP has increased the distribution and the 25th increase out of 34 quarters since current management took over in February of 1997.

KMP reported record net income in the third quarter of $245.4 million, or $0.57 per limited partner unit, up 13 percent from $217.3 million, or $0.59 per unit, in the third quarter of 2004.

Chairman and CEO Richard D. Kinder said, “KMP’s success in the third quarter was attributable to both internal growth and contributions from acquisitions, as all four of our business segments reported increased earnings before DD&A compared to the third quarter of 2004. These strong results were realized even after taking into account the impact of hurricanes Katrina and Rita. We are extremely grateful for the tremendous efforts of many of our employees to protect and repair our assets and help us achieve these results, while also having to deal with personal hardships of their own. KMP is on target to meet or exceed our published annual budget of $1.74 billion in total segment earnings before DD&A, which represents 16 percent cumulative growth across all four business segments compared to 2004. Additionally, this quarter we made great strides towards the realization of two substantial natural gas pipeline projects – the Rockies Express Pipeline that will deliver Rocky Mountain gas to

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upper Midwest and Eastern markets and the Louisiana Pipeline that will deliver gas out of LNG facilities along the Gulf Coast. We are delighted with both the current performance of our existing assets and KMP’s prospects for future growth.”

Excluding legal and environmental settlements, KMP has generated distributable cash flow in excess of distributions of approximately $49 million through the first nine months of 2005 (which exceeds the company’s published annual budget of $39 million). Including legal and environmental settlements, KMP generated distributable cash flow in excess of distributions of approximately $16 million through the first three quarters.

Overview of Business Segments

The Products Pipelines segment delivered a 6 percent increase in third quarter earnings before DD&A to $127.2 million, up from $120.4 million in the third quarter of 2004. “Our increase in earnings was led by strong performances on Pacific, Central Florida and the Southeast terminals, but earnings were affected by Hurricane Katrina’s impact on Plantation and a $5 million inventory reconciliation reserve taken by the North System,” Kinder said. “Other than at Plantation, our refined products volumes were strong, even with high commodity prices. Plantation’s pipeline operations were disrupted by power outages caused by the storm, along with damage to some of the refineries that transport refined products on Plantation.” Plantation, which serves the southeastern United States, operated normally throughout Hurricane Rita.

Total refined products revenues increased by 9.4 percent and volumes increased by 3.4 percent compared to the third quarter of 2004, excluding Plantation. Including Plantation, total refined products revenues were up 6.4 percent and volumes decreased almost 1 percent. Excluding Plantation, gasoline volumes were up 4.2 percent, diesel volumes were up 3.6 percent and commercial jet fuel volumes were up 2.2 percent. On Plantation, gasoline volumes (which comprise about 65 percent of the total fuel transported on the pipeline) were down about 10 percent due to the hurricane. NGL volumes (including the Cochin Pipeline) were down about 13 percent due to low demand for propane on the North System and Cochin, and the hurricane-related closure of a petrochemical plant in Lake Charles, La., served by the Cypress Pipeline. NGL revenues for the quarter were up over 2 percent due to higher tariffs primarily on Cochin.

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This segment’s earnings are up almost 6 percent compared to the first three quarters in 2004, but Products Pipelines is expected to fall short of its published annual budget of over 12 percent growth. Pipeline inspections and repairs on Pacific and Cochin, weak NGL volumes, lower than anticipated revenues from transmix operations and Hurricane Katrina are the principal contributing factors.

The Natural Gas Pipelines segment produced third quarter earnings before DD&A of approximately $122 million, up 16 percent from $105.2 million in the third quarter last year and on track to exceed its published annual budget of 7 percent growth. “Growth in this segment was driven by strong performances from the Texas Intrastate Pipeline Group and Red Cedar, along with contributions from the acquired TransColorado pipeline,” Kinder said. The Texas Intrastate pipelines outperformed its plan and generated approximately half of this segment’s third quarter earnings. TransColorado, which KMP acquired in the fourth quarter of 2004, contributed approximately $10.5 million in earnings before DD&A. Overall intrastate throughput was down, but margins were improved. The Texas Intrastate pipelines operated throughout Hurricane Rita and experienced only minor damage and some temporary service interruptions. All of its facilities have resumed operations and are available for service.

The CO2 segment delivered third quarter earnings before DD&A of $119.9 million, up 39 percent from almost $86.1 million in the third quarter of 2004 and on track to meet or exceed its published annual budget of 34 percent growth. “The significant growth in this segment was driven by increased oil production at both the SACROC and Yates fields,” Kinder said. “We also realized our first full quarter of benefits from the completion of a power plant at the SACROC site that will provide the majority of SACROC’s electricity needs moving forward and is being operated by Kinder Morgan, Inc.’s Power segment.”

Average oil production for the third quarter at SACROC was 30.8 thousand barrels per day (MBbl/d), an 11 percent increase over the same period last year, but down from 32.5 MBbl/d in the second quarter. Daily production is currently 33 MBbl/d, but SACROC volumes are expected to be below plan for the full year. Average oil production at Yates increased about 19 percent quarter over quarter to 24.1 MBbl/d. Yates volumes are expected to be above plan for

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the full year. Overall CO2 pipeline delivery volumes increased 3 percent compared to the third quarter of 2004, and production at the McElmo Dome source field was up 9 percent, signifying increased third-party sales. NGL sales volumes also increased significantly for the quarter.

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $26.12 for the quarter. The realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $41.89 for the quarter.

The Terminals segment reported a 22 percent increase in third quarter earnings before DD&A to $81.7 million, compared to $67.2 million in the comparable period last year and on track to exceed its published annual budget of about 10 percent growth. “Growth was driven primarily by contributions from acquisitions, including terminals purchased along the Mississippi and Delaware rivers in the fourth quarter of 2004, and benefits from the recently purchased petroleum coke terminals in Texas,” Kinder said. “Financial results in this segment would have been even stronger without the effects of the two Gulf Coast hurricanes. The Texas pet coke facilities temporarily ceased operations as a result of refineries being shut down prior to Hurricane Rita, our large liquids terminal on the Houston Ship Channel was out of service for four days due to the storm and its impact on refineries, and four facilities in Louisiana and Mississippi were shut down for various lengths of time due to damage from Hurricane Katrina.”

Led by the Carteret and Staten Island terminals, segment liquids throughput for the quarter was up 1 percent, while bulk handling tonnage was down 6 percent, primarily due to the hurricanes. The Terminals segment results recognize essentially all of the expected losses related to both hurricanes.

Outlook

In January, KMP published its budget showing that it expects to declare cash distributions of $3.13 per limited partner unit for 2005, and management remains comfortable the company will meet or exceed that amount.

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Other News

•

KMP and Sempra Pipelines & Storage announced in August they were teaming up to pursue the development of the Rockies Express Pipeline, a $3 billion project that will link rapidly growing natural gas production areas in the Rocky Mountains to the upper Midwest and Eastern United States. As designed, the 1,500-mile pipeline will originate at the Wamsutter Hub in Wyoming and extend to eastern Ohio, with a capacity of up to 2 billion cubic feet per day (Bcf/day). Yesterday, KMP and Sempra Pipelines & Storage announced that they have entered into a Memorandum of Understanding (MOU) with subsidiaries of EnCana Corporation (EnCana) to support this project. Under the MOU, which is subject to definitive agreements and board approvals of the respective companies, EnCana Marketing (USA) Inc. has agreed to negotiate with the project for firm transportation capacity during an upcoming binding open season, which is expected to make EnCana Marketing (USA) Inc. a significant anchor shipper on the project. Combined with previous agreements from the Wyoming Natural Gas Pipeline Authority and a Sempra Energy affiliate, conditional commitments now account for approximately one-half of the pipeline’s 2 Bcf/day capacity and strong interest has been expressed for additional capacity from other parties. The pipeline is expected to be staged into service in late 2007 and completed in the 2008-2009 timeframe. In addition, under terms of the MOU, it is contemplated that EnCana will sell its Entrega Gas Pipeline (Entrega) to the KMP/Sempra Energy project. Entrega recently commenced construction of a 330-mile, 36 to 42-inch interstate pipeline that will link growing Rocky Mountain production areas to the Cheyenne Hub. Under a previous agreement, Entrega contracted with KMP to operate the Entrega system, and KMP will now also market the available capacity on the system.

•

KMP completed a successful binding open season for its proposed Kinder Morgan Louisiana Pipeline that will provide take-away capacity from the Cheniere Sabine Pass LNG plant under construction in Cameron Parish, La. The company plans to invest approximately $490 million to build a new interstate natural gas pipeline that will originate at the Sabine Pass LNG Terminal. The new pipeline will consist of two segments: 1) a 137-mile pipeline with firm capacity of about 2.1 Bcf/day that will connect to various interstate and intrastate pipelines within Louisiana; and 2) a 1-mile pipeline with firm capacity of about 1.3 Bcf/day that will connect to Natural Gas Pipeline Company of America (NGPL), a subsidiary of Kinder Morgan, Inc. Prior to the open season, KMP had already obtained prearranged conditional agreements from multiple shippers for the combined 3.4 Bcf/day of initial project capacity. Pending various shipper and regulatory approvals, the pipeline could be in service as early as the first quarter of 2009.

•

KMP commenced transportation service in October on 254 miles of its Texas intrastate natural gas pipeline system between Austin and the Permian Basin. The $46 million project converted a 24-inch diameter crude oil pipeline to natural gas service. The pipeline accesses a number of natural gas processing plants in West Texas and complements the 130-mile conversion project KMP completed between Katy and Austin in July 2004. Approximately

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95 percent of the 150 million cubic feet per day of new capacity being created by the conversion project is already under contract, and the project is being phased in through the first quarter of 2006.

Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive a $0.79 distribution ($3.16 annualized), payable on Nov. 14, 2005, to shareholders of record as of Oct. 31, 2005. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. is one of the largest publicly traded pipeline limited partnerships in America. KMP owns or operates more than 25,000 miles of pipelines and approximately 145 terminals. Its pipelines transport more than 2 million barrels per day of gasoline and other petroleum products and up to 8.4 billion cubic feet per day of natural gas. Its terminals handle over 80 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 65 million barrels for petroleum products and chemicals. KMP is also the leading provider of CO2 for enhanced oil recovery projects in the United States.

The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI), one of the largest energy transportation and storage companies in America. Combined, the two companies have an enterprise value of approximately $30 billion.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, Oct. 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s third quarter earnings.

The non-generally accepted accounting principle financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and net income before DD&A less sustaining capital expenditures per unit, which we commonly refer to as distributable cash flow or distributable cash flow per unit, are presented in the earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be net income before DD&A less sustaining capital expenditures. The amounts included in the calculation of this measure are

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computed in accordance with generally accepted accounting principles (GAAP), with the exception of "sustaining capital expenditures," which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(in thousands except per unit amounts)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2005	2004	2005	2004

Revenues	$2,631,254	$2,014,659	$6,729,541	$5,794,097

Costs and Expenses
Operating expenses	2,172,016	1,631,157	5,376,873	4,689,893
Depreciation, depletion and amortization	85,356	72,214	258,644	209,623
General and administrative	47,073	37,816	171,058	125,527
Taxes, other than income taxes	28,198	20,636	80,249	59,712
	2,332,643	1,761,823	5,886,824	5,084,755
Operating Income	298,611	252,836	842,717	709,342

Other Income/(Expense)
Earnings from equity investments	20,512	20,645	69,422	61,723
Amortization of excess cost of equity investments	(1,407)	(1,394)	(4,233)	(4,182)
Interest, net	(68,348)	(46,365)	(192,387)	(140,178)
Other, net	2,880	149	2,208	403
Minority interest	(1,806)	(2,789)	(6,648)	(7,332)
Income before income taxes	250,442	223,082	711,079	619,776
Income tax expense	(5,055)	(5,740)	(20,245)	(15,462)

Net Income	$ 245,387	$ 217,342	$ 690,834	$ 604,314

Calculation of Limited Partners' Interest in Net Income:
Net Income	$ 245,387	$ 217,342	$ 690,834	$ 604,314
Less: General Partner's Interest in Net Income	(122,744)	(100,320)	(351,724)	(287,851)
Limited Partners' Net Income	$ 122,643	$ 117,022	$ 339,110	$ 316,463

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$ 0.57	$ 0.59	$ 1.61	$ 1.62

Number of Units Used in Computation	213,496	196,937	210,199	195,196

Additional per unit information:

Net Income	$ 0.57	$ 0.59	$ 1.61	$ 1.62
Depreciation, depletion and amortization	0.41	0.38	1.25	1.09
Sustaining capital expenditures (1)	(0.20)	(0.19)	(0.45)	(0.42)
Net income before DD&A, less sustaining capex	$ 0.78	$ 0.78	$ 2.41	$ 2.29
Declared distribution	$ 0.79	$ 0.73	$ 2.33	$ 2.13

Sustaining Capex	42,845	36,776	95,801	82,870

(1)

Sustaining capital expenditures are defined as capital expenditures which do not increase the capacity of the asset

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(in thousands)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2005	2004	2005	2004

Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$ 127,155	$ 120,353	$ 376,019	$ 353,903
Natural Gas Pipelines	121,955	105,211	360,686	303,754
CO2	119,909	86,118	357,545	239,813
Terminals	81,698	67,168	233,529	196,040
Total	$ 450,717	$ 378,850	$1,327,779	$1,093,510

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$ 20,681	$ 18,770	$ 61,583	$ 55,212
Natural Gas Pipelines	15,275	13,261	45,987	39,167
CO2	35,163	30,970	113,335	88,096
Terminals	15,644	10,607	41,972	31,330
Total	$ 86,763	$ 73,608	$ 262,877	$ 213,805

Segment Earnings Contribution:
Products Pipelines	$ 106,474	$ 101,583	$ 314,436	$ 298,691
Natural Gas Pipelines	106,680	91,950	314,699	264,587
CO2	84,746	55,148	244,210	151,717
Terminals	66,054	56,561	191,557	164,710
General and Administrative	(47,073)	(37,816)	(137,671)	(125,527)
General and Administrative - Settlements	-	-	(33,387)	-
Interest, net	(69,688)	(47,295)	(196,362)	(141,108)
Minority Interest	(1,806)	(2,789)	(6,648)	(7,332)
Loss on Early Extinguishment of Debt	-	-	-	(1,424)
Net income	$ 245,387	$ 217,342	$ 690,834	$ 604,314

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended Sept. 30		Nine Mos. Ended Sept. 30
	2005	2004	2005	2004
Products Pipelines
Gasoline	117.5	118.1	344.4	344.7
Diesel	41.7	41.6	122.8	120.8
Jet Fuel	29.3	30.5	88.1	88.4
Total Refined Product Volumes (MMBbl)	188.5	190.2	555.3	553.9
NGL's	8.4	10.2	26.1	31.1
Total Delivery Volumes (MMBbl) (1)	196.9	200.4	581.4	585.0

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	359.4	361.4	1,004.5	1,007.1
Sales Volumes (Bcf)	239.3	260.9	688.6	748.8

CO2
Delivery Volumes (Bcf) (3)	153.6	149.4	479.0	470.5
Sacroc Oil Production (MBbl/d) (4)	30.8	27.7	32.4	27.1
Yates Oil Production (MBbl/d) (4)	24.1	20.2	24.0	18.8
NGL Sales Volumes (MBbl/d) (5)	9.4	7.7	9.5	7.3
Realized Weighted Average Oil Price per Bbl (6) (7)	$26.12	$25.21	$27.46	$25.28
Realized Weighted Average NGL Price per Bbl (7)	$41.89	$33.05	$37.09	$29.25

Terminals
Liquids Leaseable Capacity (MMBbl)	40.3	36.5	40.3	36.5
Liquids Utilization %	96.5%	95.8%	96.5%	95.8%
Bulk Transload Tonnage (MMtons)	20.5	21.8	63.3	61.6

(1) Includes Pacific, Plantation, North System, Calnev, Central Florida, Cypress and Heartland

(2) Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3) Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4) Represents 100% production from the field

(5) Net to Kinder Morgan

(6) Includes all Kinder Morgan crude oil properties

(7) Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	Sept. 30,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$ -	$ -
Other current assets	1,275	853
Property, Plant and Equipment, net	8,694	8,169
Investments	411	413
Deferred charges and other assets	1,445	1,118
TOTAL ASSETS	$ 11,825	$ 10,553

LIABILITIES AND PARTNERS' CAPITAL

Notes payable and current maturities of long-term debt	$ -	$ -
Other current liabilities	1,844	1,181
Long-term debt	5,187	4,722
Market value of interest rate swaps	115	130
Other	1,134	577
Minority interest	41	46
Partners' Capital
Accumulated Other Comprehensive Loss	(1,188)	(457)
Other Partners' Capital	4,692	4,354
Total Partners' Capital	3,504	3,897
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$ 11,825	$ 10,553

Total Debt, net of cash and cash equivalents, and excluding
the market value of interest rate swaps	$ 5,187	$ 4,722
Total Capitalization (Excl. Accum. OCI)	$ 9,920	$ 9,122
Debt to Total Capitalization	52.3%	51.8%